EXHIBIT 99.2

FY 2025 Speech

Good morning. I’m Dan O’Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company’s reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for Full Year 2025.

I would like to discuss our Company condition and our product lines first along with what we think might occur in Q1 and Q2 2026. I will comment on our financials in the second part of the speech.

NanoChem division: NCS represents the majority of FSI’s revenue. In 2022, NCS started food grade operations. By the end of 2026, we expect that NCS will be 100% focused on food grade products. Growth in the NCS division will be in food and nutriceuticals only.

Panama Division:

This division makes thermal poly-aspartic acid, called TPA for short, a biodegradable polymer with many valuable uses. Panama also manufactures SUN 27™ and N Savr 30™ which are used to reduce nitrogen fertilizer loss from soil. Panama is taking over production of all the legacy industrial and agriculture products historically made by NCS. This is a step-by-step process that is intended to be complete by the end of 2026.

TPA is used in agriculture to significantly increase crop yield. TPA is a biodegradable way of treating oilfield water for scale prevention. It is also sold as a biodegradable ingredient in cleaning products, and as a water treatment chemical.

Nearly all of our product for international sales will be made in Panama using raw materials sourced without the US tariffs. There will also be shipping advantages; the new plant is 30 minutes from the port. Inbound raw materials and outbound finished goods will not have to be shipped across the US, to and from IL, for our international customers. Delivery times will be shortened by many days.

Reduced shipping times and no exposure to US tariffs on international sales could allow us to increase sales to existing customers and obtain new customers over the next 2 years. We are already engaging with potential new customers.

NCS Food products: Our IL plant is FDA and SQF certified. We have commercialized two food products. The first was our wine additive, based on polyaspartates, that was developed in house.

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Last August we announced our second major food grade contract of 2025, our third overall. As noted in the news release, it is a 5-year contract with protection from tariffs and inflation. It has a minimum revenue of 6.5 MM per year and a maximum, if the customer requests it, of greater than $25 MM per year.

The August contract has reached full production, is running 24 hours per day and is now our second food grade product after the wine product. We are reviewing methods of increasing production quickly if the customer requests it.

Production will utilize equipment we have been buying and installing over the last 2 years but had no customer for. Therefore, very little CAPEX will be needed to reach $13 - $15 MM per year in sales and mild CAPEX in the 2-3 million range to reach $25 million.

In January 2025, we announced another, larger, food grade contract. Actual production at small volume started this week and will be increased weekly until full production is achieved. Significant revenue from this contract may be visible in our Q2 financials.

Growing these two food contracts to the estimated maximum revenues of greater than $50 million per year is our critical goal for the next 4 - 6 quarters. We hope to execute this to the customers’ absolute satisfaction and obtain all their business before taking on additional major projects.

This does not mean that we are not looking for more customers. We are already doing R&D work in certain areas. However, it does mean that several quarters are likely to elapse before other major customers are announced.

We would also like to be clear regarding margins in the food division. In order to obtain such large contracts from a very low base and in order to negotiate tariff and inflation protection clauses, we have lower margins than we prefer. We hope to be in the 22-25% range before tax. Future customers will be selected in order to increase our average margins now that we have a strong base in place.

ENP Division: ENP represents most of our other revenue. ENP is focused on sales into the greenhouse, turf and golf markets. ENP grew in 2025 and growth is expected again in 2026. Q1 is the weakest quarter for this division followed by Q2. Growth is usually concentrated in the second half of the year.

The Florida LLC investment: The LLC had a small profit for the 2025 year. The Company is focused on international agriculture sales into multiple countries. Its management has advised us that they estimate a return to growth in 2026 which should translate into increased revenue for FSI. International agriculture markets, like the US market, are stressed so we expect the growth rate to be low.

Agricultural products in the US remain under extreme pressure; crop prices are still not increasing at the rate of inflation and extreme uncertainty is present due to tariff changes, energy costs and fertilizer scarcity. Growers are facing a conflict between rising costs and low crop prices, aggravated by political actions and war. In some cases, sales are lost for the whole season. As a result, we saw weakness throughout 2025 and expect 2026 to be another difficult year.

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Tariffs: The current tariff on all our imports of raw materials from China into the US is between 15% and 58.5% depending on the material. We will be very careful not to import materials unless destined for US customers who are guaranteed to purchase from us and are aware that the tariffs will be added to their invoices. We did not manage our transition to Panama perfectly and had to import some raw materials into the US in the second half of 2025. Some of this tariff cost will be passed to customers, some will qualify for the rebate program and some reduced our 2025 margins.

Moving most agriculture and polymer production to Panama has freed space at the IL plant so that food grade production in the US can be optimized and expanded substantially as more US customers are found.

Shipping and Inventory: Shipping prices are not stable. Shipping times are longer than usual on the routes we use. These issues are caused by the Iran war and are expected to subside if the war does.

Raw material prices are unstable and increasing to account for the oil prices caused by the Iran war. We have significant inventory of most raw materials but estimate that we will have to raise prices to our customers in third quarter unless there is a significant reduction in the price of oil that reduces our raw material costs.

Highlights of the financial results:

Sales for the year were unchanged compared with 2024; $38.51 MM vs $38.23 MM.

Profits: 2025 recorded a gain of $787 thousand or 6 cents per share compared to a gain of $3.04 million or 24 cents per share in 2024.

Many costs incurred to prepare for the potential new revenue from the food grade contracts announced in January and August negatively affected 2025 profits because they were expensed as they occurred. Substantial costs for the Panama factory were also expensed quarter by quarter. This will continue in first half 2026 for Panama and for food products in IL but at much lower levels. We anticipate some profits in Q1 and Q2 2026 followed by rapidly increasing profits in the second half of the year.

We have done our best to maintain profitability as we built the new factory and repurposed the existing one for the new revenue streams in food products. For 2025, we achieved these goals. We did so while reducing net debt and avoiding any equity financing. This should be considered very significant to shareholder value.

Operating Cash Flow: This non-GAAP number is useful to show our progress especially with non-cash items removed for clarity. For 2025, it was $5.54 million or 44 cents per share, down from $7.08 million or 57 cents per share in 2024. Cash flow has been reduced by the same costs as noted for profits and is expected to rebound in 2026.

Long-term debt: We continue to pay down our long-term debt according to the terms of the loans. The loan we used to buy our ENP division was paid in full in June 2025. Our three-year note for equipment was fully paid in December 2025. This has freed up over $2 million in cash flow per year for other purposes. Only one small term loan and the mortgage on our IL factory remain.

Working capital is adequate for all our purposes. We have lines of credit with Stock Yards Bank for the ENP and NCS subsidiaries. We are confident that we can execute our plans with our existing capital and without resorting to any equity actions.

The text of this speech will be available as an 8K filing on www.sec.gov by Monday April 20th. Email copies can be requested from Jason Bloom at Jason@flexiblesolutions.com. Thank you, the floor is open for questions.

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